UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ORTHOLOGIC CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 10, 2009, OrthoLogic Corp. issued the following letter to stockholders. The letter is posted on the Company’s website at www.capstonethx.com.

Dear Fellow Stockholders:

We are pleased to present the enclosed OrthoLogic Corp. Proxy Statement for the Annual Meeting of Stockholders.  On October 1, 2008, OrthoLogic Corp. began doing business under the trade name of Capstone Therapeutics.

As outlined most recently during our Investor Teleconference and Webcast on February 10, 2009, the Capstone Therapeutics team achieved every corporate objective for 2008 as established by the company’s Board of Directors.

For AZX100, we had a successful dermal scarring Phase 1a safety study (30 subjects) in which the primary safety endpoint was met.  We also completed a Phase 1b safety study in dermal scarring (40 subjects) in which the product again met the primary safety endpoint.  This study also yielded results showing a significant pharmacologic effect of AZX100, with a trend of efficacy in scar reduction.  The Phase 2 program in dermal scarring is underway; as previously announced, Capstone anticipates a year-end 2009 interim analysis for internal purposes, with full results during 2H2010.

We recently announced initiation of our AZX100 Phase 2 pilot clinical trial in keloid scarring, a dermal indication which represents a challenging and widespread unmet medical need.  We anticipate conducting an internal observational analysis at year-end 2009, with data expected during 2H2010.

During 2008, the team continued to make progress on several pre-clinical studies in other high-value indications for AZX100.  We also completed and announced the publication of data describing a key aspect of the AZX100 mechanism of action in dermal fibroblasts; these data provided the scientific rationale for initiating our ongoing clinical trial program in dermal scarring.  Capstone believes that AZX100 has potential application in multiple therapeutic indications.

For Chrysalin® (TP508), Capstone completed a landmark pre-clinical proof-of-concept study showing significant cardioprotective benefit in a model of acute myocardial infarction (heart attack).  The first publication of these data was announced on March 5, 2009.  We also published during 2008 several key studies on cellular effects and mechanism of action of TP508.  As promised, we initiated a corporate partnering process for TP508 in the cardiovascular indication, and this effort is ongoing.

Capstone closed 2008 with $48.0 million in cash and investments, favorable to the guidance provided at the beginning of the year.  We continue to manage our assets with discipline, and remain focused on driving all programs toward value events for our stockholders as effectively and efficiently as possible.

We appreciate your voting support of the proxy recommendations of the Capstone Therapeutics Board of Directors.  As we continue to tighten the cost structure of the company to optimize our cash resources in clinical development, the Board has proposed a small incremental pool of stock options to incentivize our team.  The recommendation for 1,250,000 shares is well within guidelines supported by our independent shareholder services analysts, and we expect these additional shares available for grant will be sufficient for the Company’s stock-based incentive compensation requirements through 2011.

Thank you for your continuing support.

Sincerely,

/s/ John M. Holliman, III

John M. Holliman, III
Executive Chairman
April 2009